Exhibit 99.1

Investors: Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	Media: John Christiansen/Stacy Roughan Sard Verbinnen & Co +1 (415) 618-8750/+1 (310) 201-2040 jchristiansen@sardverb.com/sroughan@sardverb.com

QUALYS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

2012 Revenue Growth of 20% to $91.4 Million

Fourth Quarter GAAP EPS of $0.03, Non-GAAP EPS of $0.06

Full Year 2012 GAAP EPS of $0.08, Non-GAAP EPS of $0.20

REDWOOD CITY, CA – February 11, 2013 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the fourth quarter and year ended December 31, 2012. For the fourth quarter, the Company reported revenues of $24.7 million, GAAP net income of $1.2 million, non-GAAP net income of $2.0 million, adjusted EBITDA of $4.4 million, GAAP earnings per diluted share of $0.03, and non-GAAP earnings per diluted share of $0.06. For the full year ended December 31, 2012, the Company reported revenues of $91.4 million, GAAP net income of $2.3 million, non-GAAP net income of $5.7 million, adjusted EBITDA of $13.8 million, GAAP earnings per diluted share of $0.08, and non-GAAP earnings per diluted share of $0.20.

Philippe Courtot, Chairman and Chief Executive Officer of Qualys, said, “We are very pleased with our performance for the quarter and year as we continue to benefit from strong revenue growth generated from both new and existing customers. While our core Vulnerability Management solution remains the cornerstone of our product suite, we also experienced high demand for our Web Application Scanning and Policy Compliance solutions as we successfully diversified our business throughout last year. We aim to continue this trend in 2013 with innovation efforts that will center on further expanding our platform and reaching into new markets, including the government sector with our Virtualized QualysGuard Private Cloud Platform. We believe that our best-in-class platform and the benefits of increasing operating scale will enable us to further drive growth and shareholder value over the coming year.”

Fourth Quarter 2012 Financial Highlights

Revenues: Revenues for the fourth quarter of 2012 increased by 19% to $24.7 million, compared to $20.7 million in the same quarter last year. Revenue growth was driven by a combination of increased sales of subscriptions for additional solutions to existing customers, as well as sales of subscriptions to new customers.

Bookings: Four-Quarter Bookings (a non-GAAP financial measure) were $101.2 million for the four-quarter period ended December 31, 2012, an increase of $16.1 million, or 19%, compared to $85.1 million for the four-quarter period ended December 31, 2011. The increase in Four-Quarter Bookings was primarily due to sales of subscriptions for additional solutions to a larger customer base, as well as sales of subscriptions to new customers.

Gross Profit: GAAP gross profit for the fourth quarter of 2012 increased by 19% to $19.7 million, compared to $16.5 million in the same quarter last year. GAAP gross margin was 80% for the fourth quarter of 2012, compared to 80% in the same quarter last year. Non-GAAP gross profit for the fourth quarter of 2012 increased 19% to $19.8 million, compared to $16.6 million in the same quarter last year. Non-GAAP gross margin was 80% for the fourth quarter of 2012, compared to 80% in the same quarter last year.

Operating Income: GAAP operating income for the fourth quarter of 2012 increased to $1.6 million, compared to an operating loss of $43,000 in the same quarter last year. Non-GAAP operating income for the fourth quarter of 2012 increased by $1.9 million to $2.5 million, compared to $0.6 million in the same quarter last year. Non-GAAP operating margin increased to 10% in the fourth quarter of 2012 from 3% in the same quarter last year as a result of the Company’s continued focus on cost management and the benefits of increasing operating scale.

Net Income: GAAP net income for the fourth quarter of 2012 was $1.2 million, or $0.03 per diluted share, up from a net loss of $0.7 million, or a $0.13 net loss per diluted share, in the same quarter last year. Non-GAAP net income for the fourth quarter of 2012 was $2.0 million, or $0.06 per diluted share, compared to a non-GAAP net loss of $16,000, or a $0.00 net loss per diluted share, in the same quarter last year.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter of 2012 increased by 103% to $4.4 million, compared to $2.2 million in the same quarter last year. As a percentage of revenues, adjusted EBITDA increased to 18% in the fourth quarter of 2012 compared to 11% in the same quarter last year.

Full Year 2012 Financial Highlights

Revenues: Revenues for 2012 increased by 20% to $91.4 million, compared to $76.2 million in 2011. Revenue growth was driven by a combination of increased sales of subscriptions for additional solutions to existing customers, as well as sales of subscriptions to new customers.

Gross Profit: Gross profit for 2012 increased by 16% to $73.0 million, compared to $63.0 million in 2011. GAAP gross margin was 80% in 2012, compared to 83% in 2011. Non-GAAP gross profit for 2012 increased by 16% to $73.3 million, compared to $63.1 million in 2011. Non-GAAP gross margin was 80% for 2012, compared to 83% in 2011.

Operating Income: GAAP operating income for 2012 increased by 3% to $3.0 million, compared to $2.9 million in 2011. GAAP operating margin was 3% in 2012, compared to 4% in 2011. Non-GAAP operating income for 2012 increased by 28% to $6.5 million, compared to $5.1 million in 2011. Non-GAAP operating margin was 7% in both 2012 and in 2011.

Net Income: GAAP net income for 2012 was $2.3 million, or $0.08 per diluted share, compared to $2.0 million, or $0.08 per diluted share, in 2011. Non-GAAP net income for 2012 was $5.7 million, or $0.20 per diluted share, compared to $4.1 million, or $0.17 per diluted share, in 2011.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for 2012 increased by 32% to $13.8 million, compared to $10.4 million in 2011. As a percentage of revenues, adjusted EBITDA increased to 15% in 2012 compared to 14% in 2011.

Initial Public Offering: Qualys began trading on the NASDAQ Stock Market under the symbol “QLYS” on September 28, 2012, and successfully closed its IPO on October 3, 2012. With the full exercise of the underwriters’ over-allotment option, the Company sold 7,836,250 shares of common stock and certain selling shareholders sold 875,000 shares of common stock at a price to the public of $12.00 per share.

Fourth Quarter 2012 Business Highlights

Customers:

•

New customers include: Citigroup, Colgate-Palmolive, Comcast, Georgetown University, Grupo Mexico, Hilton Worldwide, Level 3, Nestle Deutschland AG, Penske Automotive, Pepperdine University, RICOH, Standard Life, Sun Life Financial, Telkom SA and U.S. Bancorp.

•

Hosted more than 600 customers and partners at the 10th Annual Qualys Security Conference in four cities around the world, where attendees shared best practices and learned from existing customers and renowned industry experts how to protect their IT Infrastructure from cyber-attacks and manage compliance more effectively.

New Products and Functionalities:

•	Released major extensions to the QualysGuard Cloud Platform including automated workflows for Vulnerability Management and enhanced scan management capabilities to increase efficiency for customers.

•	Introduced innovative predictive analytics engine to QualysGuard Vulnerability Management to help customers analyze risk exposures to zero-day and Microsoft Patch Tuesday vulnerabilities.

•	Expanded QualysGuard Policy Compliance with support for new technologies, including Microsoft Windows 8 and Windows 2012 Server.

•

Expanded QualysGuard Web Application Scanning (WAS) with advanced scanning configurations and reporting enhancements to address the growing needs of customers. New capabilities also include Malware Detection, which is a unique and competitive advantage for WAS, as well as forthcoming integrations with attack tools to allow customers and consultants to further test and validate scanning results.

•

Upgraded the first generation of the QualysGuard Private Cloud Platforms to the new virtualized and extensible platform at Apple, Fujitsu, Microsoft, NTT and Oracle. This new virtualized platform provides customers, partners and government agencies with the performance and scalability to secure their IT infrastructures while keeping data on premise and will enable Qualys to seamlessly introduce new services to these customers and partners.

Industry Recognition:

•

Received top customer ratings in an independent information security study conducted by TheInfoPro, a service of 451 Research with top ratings in every category, outperforming all competitors. Additionally, 100% of Qualys’ customers indicated they were not considering switching to a competing solution.

•	Named a finalist in five 2013 SC Magazine Awards categories, including best customer service and excellence in security and compliances solutions for enterprises and SMBs.

Channel Partners:

•

Announced an agreement with The Emirates Integrated Telecommunications Company (“du”) to deliver vulnerability and compliance management services to businesses in the United Arab Emirates using the new extensible QualysGuard Private Cloud Platform to be hosted at du in Dubai.

•	Expanded the partnership with Verizon to include their managed security services and consulting practice leveraging the full suite of QualysGuard solutions.

Financial Performance Outlook

First Quarter 2013 Guidance: Management expects revenues to be in the range of $24.4 million to $24.9 million. GAAP net loss per diluted share is expected to be in the range of $0.02 to $0.04 and non-GAAP net income (loss) per diluted share is expected to be in the range of a loss of $0.01 to an income of $0.01 based on approximately 35.5 million weighted average diluted shares outstanding for the quarter.

Full Year 2013 Guidance: Management expects revenues to be in the range of $106 million to $108 million. GAAP EPS is expected to be in the range of $0.02 to $0.06 per diluted share and non-GAAP EPS is expected to be in the range of $0.16 to $0.20 per diluted share based on approximately 35.7 million weighted average diluted shares outstanding for the full year.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its fourth quarter and full year 2012 financial results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #88737334. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS), is a pioneer and leading provider of cloud security and compliance solutions with over 6,000 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The QualysGuard Cloud Platform and integrated suite of solutions helps organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accuvant, BT, Dell SecureWorks, Fujitsu, NTT, Symantec, Verizon, and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: our belief that we will continue to diversify our business in 2013, and that our innovation efforts will center on further expanding our platform and reaching into new markets, including the government sector with our Virtualized QualysGuard Cloud Platform; our belief that our best-in-class platform and the benefits of increasing operating scale, will enable us to further drive growth and shareholder value over the coming year; our guidance for revenues, GAAP EPS (net loss) and non-GAAP EPS (net loss) for the first quarter and full year 2013; and our expectations for the number of weighted average diluted shares outstanding for the first quarter and full year 2013. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; customer acceptance and purchase of our existing solutions and new solutions; our ability to retain existing customers and generate new customers; the market for cloud solutions for IT security and compliance not continuing to develop; competition from other products and services; and general market, political, economic and business conditions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2012, filed with the Securities and Exchange Commission on November 9, 2012. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of Four-Quarter Bookings, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP EPS and adjusted EBITDA.

Qualys monitors Four-Quarter Bookings to understand sales trends for its business. Qualys believes this metric provides an additional tool for investors to use in assessing its business performance in a way that more fully reflects current business trends than reported revenues and reduces the variations in any particular quarter caused by customer subscription renewals. Qualys believes Four-Quarter Bookings reflects the material sales trends for its business because it includes sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Qualys also monitors non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP EPS and adjusted EBITDA to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP EPS and adjusted EBITDA. Furthermore, Qualys uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP EPS and adjusted EBITDA provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$24,657	$20,652	$91,420	$76,212
Cost of revenues (1)	4,981	4,123	18,404	13,247

Gross profit	19,676	16,529	73,016	62,965
Operating expenses:
Research and development (1)	4,870	4,953	20,195	19,633
Sales and marketing (1)	9,911	9,229	37,738	31,526
General and administrative (1)	3,268	2,390	12,079	8,900

Total operating expenses	18,049	16,572	70,012	60,059

Income (loss) from operations	1,627	(43)	3,004	2,906
Other income (expense), net:
Interest expense	(39)	(40)	(192)	(204)
Interest income	12	4	14	14
Other income (expense), net	(144)	(447)	(188)	(346)

Total other income (expense), net	(171)	(483)	(366)	(536)

Income (loss) before provision for income taxes	1,456	(526)	2,638	2,370
Provision for income taxes	281	125	358	416

Net income (loss)	$1,175	$(651)	$2,280	$1,954

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$(0.13)	$0.09	$0.09

Diluted	$0.03	$(0.13)	$0.08	$0.08

Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	30,807	5,194	11,891	5,053

Diluted	35,064	5,194	28,352	24,194

(1) Includes stock-based compensation as follows:
Cost of revenues	$81	$47	$276	$143
Research and development	188	159	672	499
Sales and marketing	218	181	1,074	578
General and administrative	383	248	1,430	927

Total stock-based compensation	$870	$635	$3,452	$2,147

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income (loss)	$1,175	$(651)	$2,280	$1,954
Foreign currency translation gain (loss), net of zero tax	(42)	(106)	(59)	(166)
Change in unrealized gain (loss) on short-term investments, net of zero tax	8	—	8	—

Other comprehensive income (loss), net	(34)	(106)	(51)	(166)

Comprehensive income (loss)	$1,141	$(757)	$2,229	$1,788

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$34,885	$24,548
Short-term investments	83,547	—
Accounts receivable, net	24,545	20,750
Prepaid expenses and other current assets	4,377	3,774

Total current assets	147,354	49,072
Restricted cash	114	112
Property and equipment, net	18,148	13,861
Intangible assets, net	2,811	3,175
Goodwill	317	317
Other noncurrent assets	1,574	2,252

Total assets	$170,318	$68,789

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$2,031	$2,254
Accrued liabilities	7,803	8,468
Deferred revenues, current	56,497	46,717
Capital lease obligations, current	1,183	1,987

Total current liabilities	67,514	59,426
Deferred revenues, noncurrent	8,616	4,713
Income taxes payable, noncurrent	594	661
Other noncurrent liabilities	1,231	2,134
Capital lease obligations, noncurrent	808	2,406

Total liabilities	78,763	69,340
Convertible preferred stock	—	63,873
Stockholders’ equity (deficit):
Common stock	31	5
Additional paid-in capital	166,651	12,927
Accumulated other comprehensive loss	(1,035)	(984)
Accumulated deficit	(74,092)	(76,372)

Total stockholders’ equity (deficit)	91,555	(64,424)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$170,318	$68,789

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$2,280	$1,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	7,341	5,373
Bad debt expense	218	193
Loss on disposal of property and equipment	10	1
Stock-based compensation	3,452	2,147
Non-cash interest expense	24	36
Amortization of premiums on short-term investments	7	—
Changes in operating assets and liabilities:
Accounts receivable	(4,014)	(6,651)
Prepaid expenses and other assets	91	(3,835)
Accounts payable	(242)	1,248
Accrued liabilities	(1,163)	2,817
Deferred revenues	13,683	11,885
Income taxes payable	181	333
Other noncurrent liabilities	84	1,689

Net cash provided by operating activities	21,952	17,190

Cash flows from investing activities:
Purchases of short-term investments	(83,547)	—
Purchases of property and equipment	(11,188)	(7,499)
Purchases of intangible assets	(49)	—

Net cash used in investing activities	(94,784)	(7,499)

Cash flows from financing activities:
Proceeds from initial public offering, net of offering costs	84,534	—
Proceeds from exercise of stock options	1,685	948
Proceeds from early exercise of stock options	384	390
Proceeds from issuance of Series C Preferred Stock	—	128
Principal payments under capital lease obligations	(2,401)	(1,476)
Non-contingent payment related to acquisition	(1,000)	—

Net cash provided by (used in) financing activities	83,202	(10)

Effect of exchange rate changes on cash and cash equivalents	(33)	(143)

Net increase in cash and cash equivalents	10,337	9,538
Cash and cash equivalents at beginning of period	24,548	15,010

Cash and cash equivalents at end of period	$34,885	$24,548

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

FOUR-QUARTER BOOKINGS

(Unaudited)

(in thousands)

	Four Quarters Ended
	December 31,
	2012	2011
Revenues	$91,420	$76,212
Deferred revenues, current
Beginning of the Four-Quarter Period	46,717	37,811
Ending	56,497	46,717

Net change	9,780	8,906

Four-Quarter Bookings	$101,200	$85,118

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income (loss)	$1,175	$(651)	$2,280	$1,954
Depreciation and amortization of property and equipment	1,829	1,473	6,895	4,939
Amortization of intangible assets	115	119	446	434
Interest expense	39	40	192	204
Provision for income taxes	281	125	358	416

EBITDA	3,439	1,106	10,171	7,947
Stock-based compensation	870	635	3,452	2,147
Other (income) expense, net	132	443	174	332

Adjusted EBITDA	$4,441	$2,184	$13,797	$10,426

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP gross profit	$19,676	$16,529	$73,016	$62,965
Plus:
Stock-based compensation expense	81	47	276	143

Non-GAAP gross profit	$19,757	$16,576	$73,292	$63,108

GAAP income (loss) from operations	$1,627	$(43)	$3,004	$2,906
Plus:
Stock-based compensation expense	870	635	3,452	2,147

Non-GAAP income from operations	$2,497	$592	$6,456	$5,053

GAAP net income (loss)	$1,175	$(651)	$2,280	$1,954
Plus:
Stock-based compensation expense	870	635	3,452	2,147

Non-GAAP net income (loss)	$2,045	$(16)	$5,732	$4,101

Non-GAAP net income (loss) attributable to common stockholders	$2,025	$(16)	$2,694	$902

Non-GAAP net income (loss) per share attributable to common stockholders:
Basic	$0.07	$0.00	$0.23	$0.18

Diluted	$0.06	$0.00	$0.20	$0.17

Weighted average shares used in computing non-GAAP net income (loss) per share attributable to common stockholders:
Basic	30,807	5,194	11,891	5,053

Diluted	35,064	5,194	28,352	24,194

Qualys, Inc.

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Numerator:
Net income (loss)	$1,175	$(651)	$2,280	$1,954
Net income attributable to participating securities	(16)	—	(1,204)	(1,518)

Net income (loss) attributable to common stockholders - basic	1,159	(651)	1,076	436
Undistributed earnings reallocated to participating securities	15	—	1,201	1,516

Net income (loss) attributable to common stockholders - diluted	$1,174	$(651)	$2,277	$1,952

Denominator:

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders - basic	30,807	5,194	11,891	5,053

Effect of potentially dilutive securities:
Convertible preferred stock	383	—	13,270	17,590
Common stock options	3,874	—	3,187	1,537
Warrants	—	—	—	2
Contingently issuable shares related to an acquisition	—	—	4	12

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders - diluted	35,064	5,194	28,352	24,194

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$(0.13)	$0.09	$0.09

Diluted	$0.03	$(0.13)	$0.08	$0.08